Exhibit (f)

Amended and Restated Fee Deferral Plan of the Non-Interested Person Trustees of

the Fidelity Fixed Income and Asset Allocation Funds

(Effective as of September 15, 1995,

as amended and restated as of March 10, 2016)

A.

Purpose

The purpose of this Amended and Restated Fee Deferral Plan of the Non-Interested Person Trustees of the Fidelity Fixed Income and Asset Allocation Funds (this “Plan”) is to provide eligible directors, trustees and advisory board members of each investment company that has adopted this Plan and any other investment company advised by Fidelity Management & Research Company that adopts this Plan (a “Fund”) with the opportunity to defer the receipt of compensation earned by them as directors, trustees or advisory board members in lieu of receiving payment of such compensation currently, and to treat any deferred amount as though an equivalent dollar amount had been invested in shares of certain of the Funds.

B.

Eligibility

Each “director” and, to the extent determined to be eligible by the Board, an advisory board member, in each case who is not an “interested person” of the Fund, as such terms are defined in the Investment Company Act of 1940, as amended (each, an “Independent Trustee”), shall be eligible to participate in this Plan. The directors (as so defined) of each Fund are referred to collectively as the Fund’s “Board.”

C.

Amount and Terms of Deferral

(1)

Mandatory Deferred Fees

Prior to January 1, 2010, Independent Trustees were required to defer receipt of a portion of the compensation (excluding meeting fees, the “Board Fees”) earned by such Independent Trustee for serving as a member of the Board or as a member of any committee (or any subcommittee of such committee) of which such Independent Trustee from time to time was a member, in such amount and upon such terms as were specified from time to time by action of the Independent Trustees. The portion of Board Fees required to be deferred prior to January 1, 2010 shall be referred to as the “Mandatory Deferred Fees.”  Effective January 1, 2010, the Independent Trustees were no longer required to defer receipt of a portion of the Board Fees earned by such Independent Trustee.

(2)

Grandfathered Deferred Amounts

The Funds’ “Retirement Plan for Non-Interested Person Trustees, Directors or General Partners” (the “Non-Qualified Pension Plan”) has been amended, effective December 30, 1996, to provide that Independent Trustees with Retirement Dates (as defined in the Non-Qualified Pension Plan) after December 30, 1996 shall not be entitled to retirement benefits under the Non- Qualified Pension Plan. Each person serving as an Independent Trustee as of December 30,  1996 who has a Retirement Date on or after December 31, 1996 shall have his or her Deferred Fee Account (as defined below) increased, as of December 31, 1996, by an amount equal to the present value of such Independent Trustee’s retirement benefits under the Non-Qualified Pension Plan as of December 31, 1996 (prior to giving effect to such amendment) as reflected on the books and records of each of the Funds.  The amount of any increase pursuant to this Section C(2) shall be treated as a Mandatory Deferred Fee (unless otherwise indicated) and shall be referred to as “Grandfathered Deferred Amounts.”

(3)

Optional Deferrals

In addition to the deferrals referred to in Sections C(1) and C(2), in accordance with such terms as may be specified from time to time by action of the Independent Trustees, an Independent Trustee may (subject to Section C(5)) elect by notice given pursuant to Section G to defer receipt of all or a specified portion of the Board Fees earned by such Independent Trustee in respect of the Eligible Funds referred to below. Such deferred Board Fees are referred to as “Optional Deferred Fees.”

(4)

Expenses, etc.

Reimbursement of out of pocket expenses of Independent Trustees may not be deferred.

(5)

Maximum Deferral Amount; Allocation of Deferrals Among Funds

The Funds participating in this Plan (the “Eligible Funds”) will be identified by the Administrator in the Administrator’s good faith judgment and approval by the Governance and Nominating Committee. The Funds other than the Eligible Funds are referred to as the “Excluded Funds.” Notwithstanding the adoption of this Plan by any Excluded Fund, except as provided in Sections C(2) and F(1)(b), no portion of any compensation payable by an Excluded Fund shall be deferred under any provision of this Plan. It is contemplated that: (i) compensation payable to Independent Trustees by each of the Funds shall be administered through a single disbursement account, (ii) amounts so payable and amounts to be deferred hereunder will ordinarily be expressed as annualized aggregate dollar amounts for all Funds as to which an Independent Trustee serves, (iii) as to any Independent Trustee, the aggregate amount of compensation deferred (excluding Grandfathered Deferred Amounts) will not exceed the aggregate payable by the Eligible Funds and (iv) as to any Independent Trustee, the Administrator shall allocate the cash and deferred portion of such Independent Trustee’s compensation among the Funds in a manner consistent with the previous sentence and otherwise consistent with the Funds’ accounting practices.

D.

Investment Pool

The Governance and Nominating Committee will from time to time designate one or more Funds as constituting “Investment Pool” Funds.

E.

Deferred Fee Account

A deferred compensation book entry account (the “Deferred Fee Account”) shall be established in the name of each Independent Trustee.  Any compensation earned by an Independent Trustee which is deferred pursuant to this Plan will be credited to such Independent Trustee’s Deferred Fee Account on the date such compensation otherwise would have been payable to such Independent Trustee.

F.

Deferred Compensation Account Investment

(1)

Treatment of Credit Amounts

Amounts credited to an Independent Trustee’s Deferred Fee Account shall be treated as though such amounts had been invested and reinvested in shares of any of the Funds selected as follows:

(a)

As to Mandatory Deferred Fees (other than Grandfathered Deferred Amounts), the full amount of such fees shall be payable and deferred by the Eligible Funds and treated as invested in one or more Funds in the Investment Pool designated by such Independent Trustee in his or her notice given pursuant to Section G.

(b)

As to Grandfathered Deferred Amounts, the full amount shall be payable and deferred by each Fund and treated as invested in each such Fund.

(c)

As to Optional Deferred Fees, the full amount of such fees shall be payable and deferred by the Eligible Funds and treated as invested in one or more Funds in the Investment Pool designated by such Independent Trustee in his or her notice given pursuant to Section G.

Any Fund into which a deferred amount is treated as being invested in is referred to herein as a “Target Fund.”

(2)

Reserved

(3)

Calculations

(a)

Calculation Amounts deferred shall initially be treated as though invested in shares of each Target Fund calculated as follows:

(i)

the product of

(x)

the amount of such deferrals and

(y)

the percentage of such deferrals deemed invested in that Target Fund, divided by

(ii)

the Target Fund’s Net Asset Value per share as of the date such amount is so credited.  The Net Asset Value per share shall be determined as set forth in the Target Fund’s registration statement under the Investment Company Act of 1940, as amended, governing instruments and otherwise in accordance with law.

(b)

Reserved

(c)

Dividends, etc.  If a Target Fund shall pay a stock dividend on or split up, combine, reclassify or substitute other securities by merger, consolidation or otherwise for its outstanding shares, the Independent Trustee’s Deferred Fee Account shall be adjusted as though shares of such Target Fund were actually held by the Deferred Fee Account in order to preserve rights substantially proportionate to the rights deemed held immediately prior to such event. On each payable date of interest, dividends or capital gains distributions declared by the Board of any Target Fund in which an Independent Trustee’s Deferred Fee Account is deemed invested, the Deferred Fee Account will be credited with book adjustments representing all interest, dividends or capital gains distributions that would have been realized had such account been invested in shares of such Target Fund.  Each Deferred Fee Account will be charged with any losses with respect to the shares of any Target Fund that would have been realized had such Deferred Fee Account actually been invested in such shares.

(d)

Dissolution, etc. Notwithstanding any elections by an Independent Trustee, deferrals under this Plan that are treated as though invested in a Target Fund shall be distributed upon the dissolution, liquidation or winding up of that Target Fund, whether voluntary or involuntary; or the voluntary sale, conveyance or transfer of all or substantially all of the Target Fund’s assets (unless the obligations of the Target Fund shall have been assumed by another Fund); or the merger of the Target Fund into another trust or corporation or its consolidation with one or more other trusts or corporations (unless the obligations of the Target Fund are assumed by such surviving entity and such surviving entity is another Fund).

(G)

Manner of Making Elections; Administration

(1)

Notice

An Independent Trustee shall complete, sign and file with the Administrator a Notice of Election to Defer Compensation provided by the Administrator (the “Notice”). The Notice shall state:

(a)

subject to Section G(2), the time or times of payment of such deferred compensation,

(b)

the manner of payment of deferred compensation (i.e., in a lump sum or the number of quarterly or annual installments),

(c)

if the Independent Trustee elects to defer Board Fees under Section C(3) the aggregate amount of compensation to be deferred as Optional Deferred Fees,

(d)

as to any Mandatory Deferred Fees and any Optional Deferred Fees, the Investment Pool Fund or Funds in which such deferrals are to be deemed invested and in what percentages and

(e)

any beneficiary designated pursuant to Section I(2) of this Plan.

(2)

Date of First Payout

Each Independent Trustee shall in the Notice elect to defer the receipt of his or her deferred compensation until a date specified by such Independent Trustee in the Notice, which date may not be sooner than the later of:

(a)

the first business day of January following the year which includes the date on which an Independent Trustee is no longer a member of the Board of any investment company advised by Fidelity Management & Research Company which has adopted this Plan (the “Termination Date”) and

(b)

one year following the Notice (this clause shall not apply in respect of payments of Grandfathered Deferred Amounts to any Independent Trustee with a Termination Date before January 1, 1997 if such Notice is given before the Termination Date).

The period over which deferred compensation shall be paid out shall not exceed 20 years.

(3)

Failure to Designate Payment Schedule, etc.

If an Independent Trustee who elects to defer fees fails to designate in his or her Notice a time or date as of which payment of his or her Deferred Fee Account shall commence, payment of such amount shall commence as of the date set forth in Section G(2)(a) above (unless the Independent Trustee files an amended Notice in compliance with Section G(5) selecting a different distribution date).  If an Independent Trustee fails to designate in his or her Notice the manner of distribution to apply to his Deferred Fee Account, such Deferred Fee Account shall be distributed in a lump sum.  If an Independent Trustee fails to designate in his or her Notice one or more Target Funds in respect of any Optional Deferred Fees, then the Governance and Nominating Committee may, subject to Section F(1), designate one or more Target Funds for such Independent Trustee.

(4)

Changes in Target Funds

Each Independent Trustee may direct that the Target Funds in which his or her Optional Deferred Fees or Deferred Fee Account are deemed invested be changed in accordance with policies and procedures adopted by the Administrator as in effect from time to time.

(5)

Changes in Form and Timing of Payment of Deferred Compensation

An Independent Trustee may elect to change the timing and manner of his or her distribution election with respect to all amounts deferred by the Independent Trustee under this Plan by filing an amended Notice with the Administrator:

(a)

prior to the last day of the calendar year in which the Termination Date for the Independent Trustee occurs, or, if later,

(b)

by a date such that at least one full calendar year elapses between

(i)

the date as of which such amended Notice is filed and

(ii)

each of

(A)

the date as of which a distribution would otherwise have commenced and

(B)

the date as of which such distribution will commence under such amended Notice.

(6)

Hardship

Upon application by an Independent Trustee and a determination by the Governance and Nominating Committee that the Independent Trustee has suffered a severe and unanticipated financial hardship, the Administrator shall distribute to the Independent Trustee, in a single lump sum, an amount equal to the lesser of the amount needed by the Independent Trustee to meet the hardship or the balance of the Independent Trustee’s Deferred Fee Account.

(7)

Order of Payout of Grandfathered Deferred Amounts

In a Notice or an amended Notice given pursuant to Section G an Independent Trustee may direct that payments of deferred compensation in respect of Grandfathered Deferred Amounts be made preferentially from one or more specified Funds or group of Funds until the amounts by such Funds or group of Funds is exhausted.

H.

Effective Date and Duration of Deferral Elections

(1)

Election Irrevocable

Except as provided in Sections H(2) and G of this Plan, any election to defer compensation pursuant to this Plan shall be irrevocable from and after the date on which Notice is filed with the Administrator. Elections pursuant to Section C(3) shall be effective to defer an Independent Trustee’s compensation as follows:

(a)

As to any Independent Trustee in office on the effective date of this Plan who files a Notice no later than 60 days after such effective date, the Notice shall be effective to defer any compensation that is earned by such Independent Trustee pursuant to Section C(3) after the date of the filing of the Notice.

(b)

As to any nominee for the Board who has not previously served as an Independent Trustee and who files a Notice prior to his or her election as an Independent Trustee, such election to defer pursuant to Section C(3) shall be effective to defer any compensation that is earned by such nominee after his or her election as an Independent Trustee.

(c)

As to any other Independent Trustee, the election to defer pursuant to Section C(3) shall be effective to defer any compensation that is earned from and after January 1 of the calendar year next succeeding the year in which the Notice is filed.

(2)

Continuance of Notices

Any election to defer compensation pursuant to Section C(3) made by an Independent Trustee shall continue in effect unless and until the Administrator is notified in writing by such Independent Trustee prior to the end of any calendar year that he or she wishes to terminate such election or modify the amount of compensation deferred pursuant to such election. Any such revocation or modification shall be effective only with respect to compensation earned after the calendar year in which such amended Notice is filed with the Fund. Upon receipt by the Administrator from an Independent Trustee of such an amended Notice, the applicable portion of compensation earned by such Independent Trustee from and after January 1 of the calendar year succeeding the day on which such Notice was received shall be paid currently and no longer deferred as provided in this Plan. However, any amounts in such Independent Trustee’s Deferred Fee Account on such January 1 and any amount that the Independent Trustee thereafter defers shall continue to be payable in accordance with the Notice (or Notices) pursuant to which it was deferred except as provided in Section I(1). An Independent Trustee who has filed a Notice to terminate deferment of compensation may thereafter again file a Notice to participate pursuant to Section G hereof effective for the calendar year subsequent to the calendar year in which he or she files the new Notice.

I.

Payment of Deferred Compensation

(1)

Manner of Payment

The aggregate value of an Independent Trustee’s Deferred Fee Account will be paid in a lump sum or in installments, as specified in his or her Notice or amended Notice, and at the time or times specified in the Notice or amended Notice. If installments are elected by an Independent Trustee, such installments shall be paid in cash and the amount of the first cash payment shall be a fraction of the then value of such Independent Trustee’s Deferred Fee Account, the numerator of which is one, and the denominator of which is the total number of installments.  The amount of each subsequent cash payment shall be a fraction of the then value of such Independent Trustee’s Deferred Fee Account remaining after the prior payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Notwithstanding the foregoing provisions of this Section I(1), payments of installments from any Independent Trustee’s Deferred Fee Account shall be made first in respect of Grandfathered Deferred Amounts included in such Deferred Fee Account, until such amounts are exhausted.

(2)

Payment to Beneficiary

If an Independent Trustee dies before he or she has received payment of all amounts in such Independent Trustee’s Deferred Fee Account, the value of such Deferred Fee Account shall be paid in a lump sum as soon as reasonably possible to the beneficiary designated in such Independent Trustee’s Notice or, if no such beneficiary is designated, to such Independent Trustee’s estate in accordance with the provisions of this Plan. Any beneficiary so designated by an Independent Trustee may be changed at any time by notice in writing from such Independent Trustee to the Administrator.

J.

Statement of Deferred Fee Accounts

The Administrator will furnish each Independent Trustee with a statement setting forth the aggregate value of such Independent Trustee’s Deferred Fee Account as of the end of each calendar quarter and all credits to and payments from such Deferred Fee Account during such quarter. Such statements will be furnished no later than 60 days after the end of each calendar quarter.

K.

Rights in Deferred Fee Account

Credits to Deferred Fee Accounts shall remain part of the general assets of each Fund, shall at all times be the sole and absolute property of the Fund and shall in no event be deemed to constitute a fund, trust or collateral security for the payment of the deferred compensation to which Independent Trustees are entitled from such Deferred Fee Accounts. The right of any Independent Trustee or his designated beneficiary or estate to receive future payment of deferred compensation under the provisions of this Plan shall be an unsecured claim against general assets of the Fund, if any, available at the time of payment. The Fund shall be under no obligation to any Independent Trustee to purchase, hold or dispose of any investments but, if the Fund chooses to purchase investments, including shares of any Target Fund, to cover its obligations under this Plan, then any and all such investments shall continue to be a part of the general assets and property of the Fund.  No amount shall be payable hereunder with respect to the Deferred Fee Account of a former Independent Trustee if the Governance and Nominating Committee shall have determined that such Independent Trustee’s termination as a Board member or advisory board member resulted from such Independent Trustee’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the office of Independent Trustee.

L.

Non-Assignability

No Independent Trustee, his designated beneficiary or estate or any other person shall have the right to encumber, pledge, sell, assign or transfer the right to receive payments under this Plan, except by will or by the laws of descent and distribution. All such payments and the right thereto are expressly declared to be non-assignable.

M.

Administration

This Plan shall be administered by each Fund’s Treasurer or one or more other persons appointed by the Governance and Nominating Committee of such Fund (the “Administrator”). The Administrator may in turn delegate its responsibilities to one or more affiliates of Fidelity Management & Research Company chosen by the Administrator. All Notices and amendments shall be filed with the Administrator and the Administrator shall be responsible for maintaining records of all Deferred Fee Accounts and for furnishing the annual statements of Deferred Fee Accounts provided for in Section J of this Plan. The Governance and Nominating Committee shall have the general authority to interpret, construe and implement provisions of this Plan.

Any determination by the Governance and Nominating Committee shall be binding on the Independent Trustee and shall be final and conclusive.

N.

Amendment or Termination

This Plan may at any time be amended, modified or terminated by the Board. However, no amendment, modification or termination shall adversely affect any Independent Trustee’s rights in respect of amounts theretofore credited to his Deferred Fee Account.

O.

Governing Law

This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

P.

Effective Date

This Plan shall be effective as of September 15, 1995, and any amendment hereto shall be effective on the date specified in the action taken by the Board on such amendment. The Board approved the amendment and restatement of this Plan effective as of March 10, 2016.  This Plan shall control for periods on and after March 10, 2016, including for deferrals made before that date.

Q.

Post-2004 Board Fee Deferrals

(1)

Applicability Generally

This Section Q shall be applicable only to deferrals of Board Fees that are earned from and after January 1, 2005 and notional earnings under this Plan on such deferral amounts (collectively, “409A Deferrals”). Section Q shall not apply to Board Fees that were earned on or prior to December 31, 2004 and deferred under this Plan, or to notional earnings under this Plan on such deferral amounts.

(2)

Changes in Form and Timing of Payment of Deferred Compensation

With respect to an Independent Trustee’s ability to change the form and timing of payment of 409A Deferrals, the following rules shall apply in lieu of Section G(5):

An Independent Trustee may elect to change the timing and manner of his or her distribution election with respect to all 409A Deferrals by the Independent Trustee under this Plan by filing an amended Notice with the Administrator subject to the following limitations and requirements:

(i)

No such election change shall take effect until at least 12 months after the date on which such amended Notice is filed with the Administrator;

(ii)

The amended Notice must provide that the first payment with respect to which such election is made be deferred for a period of not less than 5 years from the date such payment would otherwise have been made but for the election change; and

(iii)

Such election change Notice must be filed with the Administrator at least 12 months prior to the date of the first scheduled payment with respect to which such election change is being made.

(3)

Hardship Distributions

With respect to 409A Deferrals, no hardship distributions shall be made under Section G(6) of this Plan except to the extent permitted in the case of an “unforeseeable emergency” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(4)

No Accelerated Distributions

Notwithstanding any other provision of this Plan, no accelerated distributions shall be made under this Plan with respect to any 409A Deferrals, except to the extent permitted under section 409A of the Code without the imposition of a penalty tax thereunder.

(5)

Effective Date of Deferral Elections

Notwithstanding Section H(1)(b), in the case of the first year in which an Independent Trustee becomes eligible to participate in this Plan, such Independent Trustee may, within 30 days after such initial eligibility date, file an immediately effective Notice with the Administrator to defer Board Fees with respect to services to be performed subsequent to the date of such election.

(6)

Revocation or Change of Prior Deferral Elections Prior to December 31, 2006

Notwithstanding Sections G(5) and Q(2), Independent Trustees shall be permitted to revoke or change the distribution terms of any previously filed deferral elections with respect to 409A Deferrals to the extent permitted under Treasury Department Notice 2005-1 (and any subsequent guidance or regulations promulgated under section 409A of the Code) by filing an amended Notice with the Administrator on or prior to December 31, 2006, provided that no such change in the distribution terms made during 2006 may cause distribution of any 409A Deferrals to occur in 2006 or delay the distribution of any 409A Deferrals which (absent such change) would have been made in 2006.

(7)

Dissolution or Change in Control Payments

With respect to 409A Deferrals, no distribution shall be made on account of an event described in Section F(3)(d) where such event does not (a) constitute a “change in control event” as defined in Treasury Regulation §1.409A-3, provided that such determination shall be made without regard to whether the obligations of the Target Fund are assumed by another Fund or (b) satisfy the requirements of plan terminations and liquidations set forth in Treasury Regulation

§1.409A-3(j)(4)(ix)(A); provided that where such event does not qualify under clause (a) or (b) but constitutes a separation from service within the meaning of Treasury Regulation §1.409A- 1(h), payment shall be made in accordance with the otherwise applicable terms of this Plan.

(8)

Payment to Beneficiary

With respect to 409A Deferrals, payment to a designated beneficiary or the Independent Trustee’s estate under Section I(2) shall be made within 30 days of the death of the Independent Trustee.

(9)

Termination Date

With respect to 409A Deferrals, Termination Date shall mean the date on which the Independent Trustee has a separation from service within the meaning of Treasury Regulation §1.409A-1(h).